APPENDIX A








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                                  AGREEMENT AND PLAN

                                          OF

                                        MERGER

                                       between

                               R. H. MACY & CO., INC.,

                                         and

                          FEDERATED DEPARTMENT STORES, INC.




                                 ____________________


                             Dated as of August 16, 1994

                                 ____________________
















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








                                  TABLE OF CONTENTS
                                                                       Page

          ARTICLE I
          CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . .   1

          ARTICLE II
          MERGER AND CONVERSION OF SHARES . . . . . . . . . . . . . . .   6

                    2.1   The Merger  . . . . . . . . . . . . . . . . .   6
                    2.2   Certificate of Incorporation and By-
                          Laws of Surviving Corporation . . . . . . . .   6
                    2.3   Directors and Officers of Surviving
                          Corporation . . . . . . . . . . . . . . . . .   6
                    2.4   Closing . . . . . . . . . . . . . . . . . . .   7
                    2.5   Effective Time; Conditions  . . . . . . . . .   7
                    2.6   Conversion of Federated Common Stock  . . . .   7
                    2.7   Effect of Conversion of Federated
                          Common Stock. . . . . . . . . . . . . . . . .   7
                    2.8   Exchange of Federated Common Stock
                          Certificates  . . . . . . . . . . . . . . . .   8
                    2.9   Cancellation of RHM Capital Stock . . . . . .   8
                    2.10  No Transfer of Shares After Effective
                          Time  . . . . . . . . . . . . . . . . . . . .   8

          ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF RHM . . . . . . . . . . . .   8

                    3.1   Corporate Existence and Qualification . . . .   8
                    3.2   Authority; Approvals; Non-
                          Contravention . . . . . . . . . . . . . . . .   8
                    3.3   SEC Reports; Financial Statements.  . . . . .   9

          ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF FEDERATED . . . . . . . . .  10

                    4.1   Organization and Qualification  . . . . . . .  10
                    4.2   Capitalization; Options or Other
                          Rights  . . . . . . . . . . . . . . . . . . .  10
                    4.3   Authority; Approvals; Non-
                          Contravention . . . . . . . . . . . . . . . .  10
                    4.4   SEC Reports; Financial Statements . . . . . .  11

          ARTICLE V
          CONDUCT OF BUSINESS PENDING THE MERGER  . . . . . . . . . . .  12

                    5.1   Interim Operations Committee  . . . . . . . .  12
                    5.2   Conduct of Business by RHM  . . . . . . . . .  12
                    5.3   Conduct of Business by Federated. . . . . . .  14







                                         (i)

          ARTICLE VI
          COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                    6.1   Access to Information.  . . . . . . . . . . .  14
                    6.2   Consents and Approvals. . . . . . . . . . . .  15
                    6.3   Notification of Certain Additional
                          Matters.  . . . . . . . . . . . . . . . . . .  16
                    6.4   Bankruptcy Court Approvals. . . . . . . . . .  16
                    6.5   Registration Statement, Proxy Statement
                          and Other Securities Law Filings;
                          Disclosure Statement. . . . . . . . . . . . .  17
                    6.6   Stockholders' Meeting . . . . . . . . . . . .  18
                    6.7   NYSE Listing; NASDAQ Quotation  . . . . . . .  18
                    6.8   RHM Employees and Employee Benefits . . . . .  19
                    6.9   Directors' and Officers'
                          Indemnification . . . . . . . . . . . . . . .  20
                    6.10  Certain Offers  . . . . . . . . . . . . . . .  21
                    6.11  No Hire . . . . . . . . . . . . . . . . . . .  23
                    6.12  Injunctions . . . . . . . . . . . . . . . . .  23
                    6.13  Taxes . . . . . . . . . . . . . . . . . . . .  23

          ARTICLE VII
          CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  24

                    7.1   Conditions to Obligation of Each Party  . . .  24
                    7.2   Conditions to Obligation of Federated.  . . .  25
                    7.3   Conditions to Obligation of RHM.  . . . . . .  25
                    7.4   Waiver of Conditions  . . . . . . . . . . . .  26

          ARTICLE VIII
          TERMINATION AND TERMINATION FEES  . . . . . . . . . . . . . .  26

                    8.1   Termination . . . . . . . . . . . . . . . . .  26
                    8.2   Certain Effects of Termination. . . . . . . .  26
                    8.3   Termination Fee.  . . . . . . . . . . . . . .  27

          ARTICLE IX
          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  28

                    9.1   Notices.  . . . . . . . . . . . . . . . . . .  28
                    9.2   Expenses. . . . . . . . . . . . . . . . . . .  29
                    9.3   Assignment. . . . . . . . . . . . . . . . . .  29
                    9.4   Waivers.  . . . . . . . . . . . . . . . . . .  29
                    9.5   Binding Effect; Benefits. . . . . . . . . . .  29
                    9.6   Entire Agreement. . . . . . . . . . . . . . .  29
                    9.7   Headings. . . . . . . . . . . . . . . . . . .  29







                                         (ii)

                    9.8   Retention of Bankruptcy Court
                          Jurisdiction; Governing Law; Waiver of
                          Jury Trial  . . . . . . . . . . . . . . . . .  29
                    9.9   Public Announcements  . . . . . . . . . . . .  30
                    9.10  Amendments; Interpretation  . . . . . . . . .  30
                    9.11  Disclosures . . . . . . . . . . . . . . . . .  30
                    9.12  Counterparts  . . . . . . . . . . . . . . . .  30
                    9.13  Specific Performance  . . . . . . . . . . . .  30
                    9.14  Plan Termination, Etc.  . . . . . . . . . . .  30
                    9.15  Further Assurances  . . . . . . . . . . . . .  30
                    9.16  Severability  . . . . . . . . . . . . . . . .  30

          SCHEDULES

          Schedule 2.6(b)      -   Federated Stock Option Plans
          Schedule 3.2(b)      -   RHM Approvals
          Schedule 3.2(c)      -   RHM Conflicts
          Schedule 4.2(b)      -   Federated Options or Other Rights
          Schedule 4.3(b)      -   Federated Approvals
          Schedule 4.3(c)      -   Federated Conflicts
          Schedule 5.2(b)(i)   -   Certain RHM Actions Requiring Notice
          Schedule 5.2(b)(ii)  -   Certain RHM Actions Requiring
                                   Consultation
          Schedule 5.3(a)      -   Conduct of Business by Federated
          Schedule 5.3(b)(ii)  -   Federated Permitted Stock Issuances
          Schedule 6.8(a)(iv)  -   RHM Annuity and Supplemental
                                   Retirement Payments
          Schedule 6.8(a)(vi)  -   Certain RHM Employee and RHM
                                   Retiree Claims
          Schedule 6.8(a)(viii)     -Certain RHM Employee Matters











                                        (iii)

          EXHIBITS

          Exhibit A            -   The Plan
          Exhibit B            -   Form of Certificate of Incorporation of
                                   Surviving Corporation
          Exhibit C            -   Form of By-laws of Surviving Corporation
          Exhibit D            -   Form of Certificate of Merger
          Exhibit E            -   Form of Jones, Day, Reavis and Pogue
                                   Opinion





                                         (iv)

                             AGREEMENT AND PLAN OF MERGER


                    AGREEMENT AND PLAN OF MERGER, dated as of August 16, 1994, by and between R. H. Macy & Co., Inc., a Delaware corporation ("RHM"), on behalf of itself and its subsidiaries, including the Other Debtors (as defined below), and Federated Department Stores, Inc., a Delaware corporation ("Federated").

                                W I T N E S S E T H :
                                - - - - - - - - - -

                    WHEREAS, RHM and certain of its subsidiaries
          (collectively, the "Other Debtors") are debtors and debtors in possession under chapter 11 of title 11 of the United States
          Code, 11 U.S.C. Sec.Sec. 101, et seq. (the "Bankruptcy Code"), having
                                  -- ---
          commenced a voluntary case (No. 92 B 40477 (BRL) Jointly Administered) (the "Reorganization Case") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

                    WHEREAS, a plan of reorganization for RHM and the Other Debtors was filed jointly by RHM and Federated with the Bankruptcy Court on July 29, 1994, a copy of which is attached as Exhibit A hereto (as the same may be jointly amended, modified or supplemented from time to time, the "Plan");

                    WHEREAS, the Plan provides that Federated and RHM will be merged (the "Merger"), and the parties have agreed that RHM shall be the surviving corporation in the Merger (the "Surviving Corporation"), upon the terms and subject to the conditions set forth herein, including, in particular, Section 6.4(b), and in the Plan; and

                    WHEREAS, as a material inducement to RHM's execution and delivery of this Agreement and its agreement herein to enter into the Merger in the form and upon the terms and subject to the conditions set forth herein, the parties hereto have agreed to seek certain Bankruptcy Court approvals as provided in Section 6.4(b).

                    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                      ARTICLE I

                                 CERTAIN DEFINITIONS

                    (a) Except as the context may otherwise require, the terms set forth below shall have the following meanings:

                    "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person specified, whether through the ownership of voting securities, by contract or otherwise.

                    "Agreement" means this agreement and all schedules, appendices and exhibits hereto, as the same may be amended from time to time pursuant to Section 9.10.

                    "Antitrust Authorizations" means all consents, approvals or authorizations of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby under the HSR Act or any Federal or state antitrust or similar law.

                    "Appointed Representatives of RHM" has the meaning set forth in Section 6.4(b).

                    "Bankruptcy Code" has the meaning set forth in the recitals of this Agreement.

                    "Bankruptcy Court" has the meaning set forth in the recitals of this Agreement.

                    "Better Offer" has the meaning set forth in Section
          6.10.

                    "Business Day" means and refers to any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.

                    "Certificate of Merger" has the meaning set forth in
          Section 2.5.
                    "Closing" has the meaning set forth in Section 2.4.

                    "Closing Date" has the meaning set forth in Section
          2.4.

                    "Code" means the Internal Revenue Code of 1986, as amended.

                    "Competing Offer" has the meaning set forth in Section 6.10(b).

                    "Competing Offer Notice" has the meaning set forth in
          Section 6.10(b).

                    "Confidentiality Agreements" has the meaning set forth in Section 6.1.

                    "Confirmation Date" means the date on which the Confirmation Order is entered.

                    "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

                    "DGCL" means the General Corporation Law of the State of Delaware, 8 Del. C. Sec.Sec. 1-101, et seq.
                                           -- ---

                    "Disclosure Statement" means the Disclosure Statement to be filed jointly by RHM and Federated in the Bankruptcy Court and distributed to holders of claims against and interests in RHM and the Other Debtors in connection with voting on the Plan, as the same may be jointly amended, modified or supplemented from time to time.

                    "Effective Date of the Plan" has the meaning given to the term "Effective Date" in the Plan.

                    "Effective Time" has the meaning set forth in Section
          2.5 and will have the same meaning as the term "Effective Time of the Federated/Macy's Merger" in the Plan.

                    "Employee Benefits" has the meaning set forth in
          Section 6.8(a)(i).

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                    "Federated" has the meaning set forth in the preamble of this Agreement.

                    "Federated Common Stock" means the common stock of Federated, par value $0.01 per share.

                    "Federated Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of Federated and its Subsidiaries taken as a whole.

                    "Federated Objection" has the meaning set forth in
          Section 6.10(c).

                    "Federated SEC Reports" has the meaning set forth in
          Section 4.4(a).

                    "Federated Share Purchase Rights" means the rights issued pursuant to the Federated Share Purchase Rights Agreement.

                    "Federated Share Purchase Rights Agreement" means the Rights Agreement, dated as of February 5, 1992, between Federated and The Bank of New York, as rights agent, as the same may be amended from time to time.

                    "Federated Stock Option" has the meaning set forth in
          Section 2.6(b).

                    "Federated Stock Option Plans" has the meaning set forth in Section 2.6(b).

                    "Federated Stockholder Approval" means the adoption of this Agreement by the stockholders of Federated entitled to vote thereon at a meeting of such holders held for such purpose, as required under the DGCL and Federated's Certificate of Incorporation and By-laws.

                    "GAAP" has the meaning set forth in paragraph (b) of this ARTICLE I.

                    "Gains Tax" has the meaning set forth in Section 6.13.

                    "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, department, unit, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

                    "Indemnified Party" has the meaning set forth in
          Section 6.9(c).

                    "Interim Operations Committee" has the meaning set forth in Section 5.1(a).

                    "Law" means any law, statute, rule, regulation, ordinance, order, code, arbitration award, judgment, decree or other legal requirement of any Governmental Authority.

                    "Liability" means any costs or expenses (including reasonable attorneys' fees, disbursements and related charges), judgments, fines, levies, claims, damages, liabilities or amounts paid or that may be required to be paid in settlement of any claim, action, suit, proceeding or investigation.

                    "Lien" means any mortgage, security interest, charge, encumbrance, lien, assessment, easement, covenant, claim, title defect, pledge, encroachment, right of first refusal, preemptive right or other encumbrance of any kind whatsoever.

                    "Management Employee" has the meaning set forth in
          Section 6.11.

                    "Matching Offer" has the meaning set forth in Section
          6.10(c).

                    "Match Period" has the meaning set forth in Section
          6.10(c).

                    "Merger" has the meaning set forth in the recitals of this Agreement.

                    "NASDAQ" means the National Association of Securities Dealers Automated Quotation System -- National Market System.

                    "Other Debtors" has the meaning set forth in the recitals of this Agreement.

                    "Permits" means all permits, licenses, certificates, franchises and other authorizations, consents and approvals of any Governmental Authority necessary for any Person to conduct its business as presently conducted.

                    "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization and any Governmental Authority.

                    "Petition Dates" has the meaning given to such term in the Plan.

                    "Plan" has the meaning set forth in the recitals of this Agreement.

                    "Proxy Statement" has the meaning set forth in Section
          6.5.

                    "Reorganization Case" has the meaning set forth in the recitals of this Agreement.

                    "Representatives" means, with respect to any party, the directors, officers and employees of such party or its Subsidiaries and its accountants, counsel, financial advisors and other such representatives.

                    "Registration Statement" has the meaning set forth in
          Section 6.5.

                    "RHM" has the meaning set forth in the preamble of this Agreement.

                    "RHM Director Designees" has the meaning set forth in
          Section 2.3(a).

                    "RHM Employees" has the meaning set forth in Section
          6.8.

                    "RHM LBO Effective Date" has the meaning set forth in
          Section 6.9(a).

                    "RHM Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of RHM and its Subsidiaries taken as a whole.

                    "RHM Objection" has the meaning set forth in Section
          6.10(c).

                    "RHM Retirees" has the meaning set forth in Section
          6.8.

                    "RHM SEC Reports" has the meaning set forth in Section
          3.3(a).

                    "RHM's CEO" has the meaning set forth in Section
          2.3(a).

                    "SEC" means the United States Securities and Exchange Commission.

                    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    "Securities Law Filings" means any and all filings and registrations with the SEC or any other Governmental Authority pursuant to the applicable requirements of any Federal or state securities or "Blue Sky" laws with respect to this Agreement, the Merger or the Surviving Corporation Common Stock or other securities to be issued pursuant to the Merger as contemplated by this Agreement and by the Plan, including the filings and registrations contemplated in Section 6.5.

                    "Special Meeting" has the meaning set forth in Section
          6.6.

                    "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly, through subsidiaries or otherwise, beneficially owned by such Person.

                    "Surviving Corporation" has the meaning set forth in the recitals of this Agreement.

                    "Surviving Corporation Common Stock" has the meaning set forth in Section 2.6.

                    "Surviving Corporation Share Purchase Rights" has the meaning given to the term "New Combined Company Share Purchase Rights" in the Plan.

                    "Surviving Corporation Share Purchase Rights Agreement" has the meaning given to the term "New Combined Company Share Purchase Rights Agreement" in the Plan.

                    "Taxes" means any federal, state, county, local or foreign taxes, fees, levies, other assessments, withholding taxes or other charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

                    "Termination Date" has the meaning set forth in Section 8.1(b).

                    "Transaction Document" means any agreement, document, certificate or other instrument delivered or to be delivered pursuant to this Agreement in connection with the transactions contemplated hereby.

                    (b) Except as the context may otherwise require, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the term "including" means "including, but not limited to." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles ("GAAP").

                                      ARTICLE II

                           MERGER AND CONVERSION OF SHARES

                    2.1  The Merger.

                    (a) Upon the terms and subject to the conditions of this Agreement (including Section 6.4(b)) and the Plan, and upon the authority granted by the Confirmation Order, at the Effective Time, Federated shall be merged with and into RHM, whereupon Federated's separate corporate existence shall cease, and RHM shall be the Surviving Corporation. The name of the Surviving Corporation shall be changed to "Federated Department Stores, Inc." or such other name as Federated in consultation with RHM shall designate prior to the Effective Time.

                    (b) Subject to Section 6.4(b), upon the Merger, RHM will continue to be governed by the laws of the State of Delaware and all of its rights, privileges, powers and franchises, public or private, and all of its duties and liabilities as a corporation organized under the DGCL will continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL and this Agreement.

                    2.2 Certificate of Incorporation and By-Laws of Surviving Corporation.

                    (a) The Certificate of Incorporation of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the DGCL shall be the Certificate of Incorporation of RHM immediately prior to the Effective Time, as amended and restated in the form of Exhibit B hereto, which amendment and restatement shall include a provision changing the name of the Surviving Corporation as provided in
          Section 2.1(a) and such other provisions as shall be necessary or advisable to effectuate the matters set forth in Sections 2.3 and
          6.9 and the transactions contemplated hereby.

                    (b) The By-Laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL shall be the By-Laws of RHM immediately prior to the Effective Time, as amended and restated in the form of Exhibit C hereto.

                    2.3  Directors and Officers of Surviving Corporation.

                    (a) The members of the initial Board of Directors of the Surviving Corporation shall be the members of the Board of Directors of Federated immediately prior to the Effective Time, together with four additional persons to be designated by RHM prior to the Effective Time (the "RHM Director Designees"). One of the RHM Director Designees shall be the Chairman and Chief Executive Officer of RHM ("RHM's CEO"), and the other three RHM Director Designees shall be members of RHM's Board of Directors whose designation by RHM shall have been approved by two of the three members of the Interim Operations Committee, which approval shall not be unreasonably withheld (the parties acknowledging that the members of the Interim Operations Committee appointed by Federated may approve as RHM Director Designees only persons who also have been approved by the Board Organization Committee of Federated's Board of Directors, which approval shall not be unreasonably withheld). RHM's CEO and a second RHM Director designated by RHM shall be in the class of directors of the Surviving Corporation whose terms expire at the 1995 Annual Meeting of Stockholders, which directors shall be nominated by the Board of Directors of the Surviving Corporation, at the expiration of such term, to serve for an additional three-year term to expire at the 1998 Annual Meeting of Stockholders. The remaining two RHM Director Designees, as designated by RHM, shall be in the class of directors of the Surviving Corporation whose terms expire at the 1996 Annual Meeting of Stockholders and the 1997 Annual Meeting of Stockholders, respectively. All of the members of the Board of Directors of the Surviving Corporation shall serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation.

                    (b) The officers of the Surviving Corporation shall consist of (i) the officers of Federated immediately prior to the Effective Time and (ii) RHM's CEO, who shall be the Deputy Chairman of the Surviving Corporation. Such persons shall continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

                    2.4 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the first Business Day immediately following the date on which the last of the conditions set forth in ARTICLE VII is satisfied or waived (if permitted), or at such other place, time or date as RHM and Federated may agree (the "Closing Date").

                    2.5  Effective Time; Conditions.  As soon as
          practicable following the Closing and the satisfaction or waiver (if permitted) of the conditions specified in ARTICLE VII, and provided that this Agreement has not been terminated or abandoned pursuant to ARTICLE VIII, RHM and Federated shall cause a certificate of merger, substantially in the form of Exhibit D hereto (the "Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at the time specified as the effective time in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                    2.6  Conversion of Federated Common Stock; Stock
          Options.

                    (a) Subject to Section 6.4(b), at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each share of Federated Common Stock outstanding immediately prior to the Effective Time, together with the associated Federated Share Purchase Rights, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") and, subject to the approval and adoption of the Surviving Corporation Share Purchase Rights Agreement by Federated's Board of Directors on behalf of the Surviving Corporation effective as of the Effective Time, one Surviving Corporation Share Purchase Right, and (ii) each share of Federated Common Stock held in Federated's treasury or in the treasury of any of Federated's Subsidiaries immediately prior to the Effective Time, together with the associated Federated Share Purchase Rights, shall be cancelled and extinguished without payment of any consideration therefor.

                    (b) At the Effective Time, each outstanding option to purchase any shares of Federated Common Stock (a "Federated Stock Option") issued pursuant to the option plans or arrangements of Federated set forth on Schedule 2.6(b) hereto (collectively, the "Federated Stock Option Plans"), whether vested or not vested, shall be assumed by the Surviving Corporation and shall be deemed to be an option to acquire, on the same terms as applicable under the relevant Federated Stock Option Plan, the same number of shares of Surviving Corporation Common Stock as the holder of such Federated Stock Option would have been entitled to receive had such holder exercised such option in full immediately prior to the Effective Time and the shares of Federated Common Stock received upon such exercise were converted into shares of Surviving Corporation Common Stock in the Merger.

                    2.7 Effect of Conversion of Federated Common Stock. Each share of Surviving Corporation Common Stock into which a share of Federated Common Stock is converted at the Effective Time pursuant to the Merger shall be deemed, for all corporate purposes, (i) to have been issued by the Surviving Corporation at the Effective Time and (ii) subject to the approval and adoption of the Surviving Corporation Share Purchase Rights Agreement by Federated's Board of Directors on behalf of the Surviving Corporation effective as of the Effective Time, to be accompanied by one Surviving Corporation Share Purchase Right. From and after such time and prior to the surrender pursuant to Section
          2.8 of any certificate theretofore representing shares of Federated Common Stock, such certificate shall, for all corporate purposes (including, without limitation, the right to vote and to receive dividends), be treated as representing (x) the number of shares of Surviving Corporation Common Stock into which such shares of Federated Common Stock shall have been converted in the Merger and (y) subject to the approval and adoption of the Surviving Corporation Share Purchase Rights Agreement by Federated's Board of Directors as aforesaid, and to the provisions thereof, an equal number of Surviving Corporation Share Purchase Rights.

                    2.8 Exchange of Federated Common Stock Certificates. In that the shares of Federated Common Stock outstanding immediately prior to the Effective Time shall be deemed to have been converted in the Merger with the effects set forth in Sections 2.6 and 2.7, holders of certificates theretofore representing such shares will not be required to surrender such certificates following the Merger for exchange into certificates representing shares of Surviving Corporation Stock. Without limiting the generality or effect of the foregoing and Section 2.7, from and after the Effective Time, the holders of certificates theretofore representing shares of Federated Common Stock, upon surrender of such certificates to any transfer agent for the Surviving Corporation Common Stock designated as such by the Surviving Corporation, will be entitled to receive in exchange therefor certificates representing the number of shares of Surviving Corporation Common Stock into which the shares of Federated Common Stock theretofore represented by the surrendered certificates shall have been converted in the Merger. If any certificate for shares of Surviving Corporation Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by a duly executed stock power or other appropriate instrument of transfer) and shall otherwise be proper, and that the Person requesting such transfer shall pay to the transfer agent any transfer or other taxes payable by reason of the issuance of such new certificate or payment in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

                    2.9 Cancellation of RHM Capital Stock. Pursuant to the Plan, at the Effective Time, without any action on the part of the holders thereof, each share of capital stock of RHM outstanding or held in RHM's treasury or the treasury of any of RHM's Subsidiaries immediately prior to the Effective Time, and each option or other right to purchase any capital stock of RHM in existence immediately prior to the Effective Time, shall be canceled and extinguished without payment of any consideration therefor.

                    2.10 No Transfer of Shares After Effective Time. No transfer of shares of Federated Common Stock shall be made on the stock transfer books of Federated at or after the Effective Time.

                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF RHM

                    RHM represents and warrants to Federated that:

                    3.1 Corporate Existence and Qualification. RHM is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. RHM is qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the businesses conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified (i) results from the commencement or continuance of the Reorganization Case or (ii) will not, when taken together with all other such failures, have an RHM Material Adverse Effect.

                    3.2  Authority; Approvals; Non-Contravention.

                    (a) Subject to the entry and provisions of the Confirmation Order, RHM has full corporate power and authority and has taken all corporate action necessary to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to the entry and provisions of the Confirmation Order, this Agreement has been, and the Transaction Documents, when executed and delivered pursuant to this Agreement by RHM will be, duly and validly executed and delivered by RHM, and this Agreement constitutes, and the Transaction Documents to be executed and delivered by RHM will constitute valid and binding agreements of RHM enforceable against RHM in accordance with their respective terms.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to RHM in connection with the execution and delivery of this Agreement by RHM or the performance by RHM of the transactions contemplated hereby and by the Plan, except (i) for consents, approvals, orders and authorizations of, and filings with, the Bankruptcy Court, (ii) for the filing of a notification and report form by RHM under the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder,
          (iii) for Securities Law Filings required to be made by RHM, (iv) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other states in which RHM or any of its Subsidiaries is authorized to do business, (v) for any consents, approvals, authorizations and filings required under any environmental, health or safety Law,
          (vi) for any consents, approvals, orders, authorizations, registrations, declarations or filings, which, if not obtained or made, would not, in the aggregate, have an RHM Material Adverse Effect or materially and adversely affect the ability of RHM to consummate the transactions contemplated hereby and by the Plan and (vii) for any consents, approvals, orders, authorizations, registrations, declarations or filings set forth in Schedule 3.2(b).

                    (c) Subject to the entry and provisions of the Confirmation Order, the execution and delivery of this Agreement and the Transaction Documents by RHM do not, and as of the Effective Time the consummation by RHM of the transactions contemplated hereby and thereby will not, and assuming that the filings, registrations and declarations referred to in clauses
          (i) through (vii), inclusive, of Section 3.2(b) have been made, the waiting period referred to therein shall have expired or been earlier terminated, the consents, approvals, orders and authorizations referred to therein shall have been obtained and shall remain in full force and effect, and the conditions set forth in ARTICLE VII shall have been satisfied or waived (if permitted), the performance by RHM of the transactions contemplated hereby, by the Transaction Documents and by the Plan will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or result in any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of RHM or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws of RHM or any of its Subsidiaries, (ii) any judgment, decree, order or award of any Governmental Authority applicable to RHM or any of its Subsidiaries, or any law, rule or regulation applicable to RHM or any of its Subsidiaries, or (iii) except as set forth on Schedule 3.2(c), any note, bond, mortgage, indenture, deed of trust, Permit, lease, agreement or other instrument to which RHM or any of its Subsidiaries is now a party or by which RHM or any of its Subsidiaries or any of their respective properties or assets may be bound or subject and to which the Surviving Corporation or any of its Subsidiaries also will be a party or by which the Surviving Corporation or any of its Subsidiaries or any of their respective properties or assets may be bound or subject from and after the Effective Time, which, in the aggregate, would have an RHM Material Adverse Effect or materially and adversely affect the ability of RHM to consummate the transactions contemplated hereby or thereby.

                    3.3  SEC Reports; Financial Statements.

                    (a) RHM has delivered to Federated (i) its Annual Report on Form 10-K for the fiscal year ended July 31, 1993 and
          (ii) its Quarterly Reports on Form 10-Q for each of the fiscal quarters ended October 30, 1993, January 29, 1994 and April 30, 1994, respectively, each in the form (including exhibits) filed with the SEC (collectively, the "RHM SEC Reports"). Each RHM SEC Report has been prepared and filed in accordance with all applicable rules and regulations of the SEC and at the time of its filing was in compliance with such rules and regulations in all material respects. As of their respective dates, the RHM SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of RHM (and the related notes and schedules) included in the RHM SEC Reports presents fairly, in all material respects, the consolidated financial position of RHM and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the respective periods set forth therein, in accordance with GAAP consistently applied during the period involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to the omission of certain notes not ordinarily accompanying such unaudited interim financial statements and to normal year-end adjustments and any other adjustments described therein.


                                      ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF FEDERATED

                    Federated represents and warrants to RHM that:

                    4.1 Organization and Qualification. Federated is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Federated is qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the businesses conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Federated Material Adverse Effect.

                    4.2  Capitalization; Options or Other Rights.

                    (a) Federated has authorized capital stock consisting of (i) 250,000,000 shares of Federated Common Stock, of which 126,584,004 shares are outstanding as of the date hereof, and
          (ii) 125,000,000 shares of Preferred Stock, par value $.01 per share, none of which is outstanding as of the date hereof. As of the date hereof, all of the outstanding shares of Federated Common Stock are validly issued, fully paid and non-assessable and free from preemptive rights and, as of the Effective Time, all of the securities of the Surviving Corporation issuable pursuant to the Merger as contemplated by the Plan, including securities, if any, issuable upon the exercise thereof, when issued as contemplated hereunder and by the Plan or upon such exercise, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

                    (b) Except as set forth on Schedule 4.2(b) hereto, as of the date hereof, there are not, and as of the Effective Time, there will not be, any outstanding rights, registration rights, subscriptions, options, warrants, calls, puts, unsatisfied preemptive rights or other agreements or arrangements of any kind to purchase or otherwise receive from Federated any shares of capital stock of Federated or any of its Subsidiaries, or any securities convertible into or exchangeable for any such capital stock.

                    4.3  Authority; Approvals; Non-Contravention.

                    (a) Federated has full corporate power and authority and has taken all corporate action necessary to enter into this Agreement and, subject to Federated Stockholder Approval, to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, subject to Federated Stockholder Approval, the Transaction Documents, when executed and delivered pursuant to this Agreement by Federated will be, duly and validly executed and delivered by Federated, and this Agreement constitutes, and, subject to Federated Stockholder Approval, the Transaction Agreements to be executed and delivered by Federated will constitute valid and binding agreements of Federated enforceable against Federated in accordance with their respective terms.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Federated in connection with the execution and delivery of this Agreement by Federated or the performance by Federated of the transactions contemplated hereby and by the Plan, except (i) for consents, approvals, orders and authorizations of, and filings with, the Bankruptcy Court, (ii) for the filing of a notification and report form by Federated under the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder,
          (iii) for Securities Law Filings required to be made by Federated, (iv) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other states in which Federated or any of its Subsidiaries is authorized to do business, (v) for any consents, approvals, authorizations or filings required under state or local laws relating to the taxation of sales or transfers of property, (vi) for any consents, approvals, authorizations and filings required under any environmental, health or safety Law, (vii) for any consents, approvals, orders, authorizations, registrations, declarations or filings, which, if not obtained or made, would not, in the aggregate, have an Federated Material Adverse Effect or materially and adversely affect the ability of Federated to consummate the transactions contemplated hereby and by the Plan and (viii) for any consents, approvals, orders, authorizations, registrations, declarations or filings set forth in Schedule 4.3(b).

                    (c) The execution and delivery by Federated of this Agreement does not, and, subject to Federated Stockholder Approval, the execution and delivery of the Transaction Documents will not, and, assuming that the filings, registrations and declarations referred to in clauses (i) through (viii), inclusive, of Section 4.3(b) have been made, the waiting period referred to therein shall have expired or been earlier terminated, the consents, approvals, orders and authorizations referred to therein shall have been obtained and shall remain in full force and effect, and the conditions set forth in ARTICLE VII shall have been satisfied or waived (if permitted), the performance by Federated of the transactions contemplated hereby, by the Transaction Documents and by the Plan will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or result in any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Federated or any of its Subsidiaries under, any of the terms, conditions or provisions of, (i) the respective certificates of incorporation or by-laws of Federated or any of its Subsidiaries, (ii) any judgment, decree, order or award of any Governmental Authority applicable to Federated or any of its Subsidiaries, or any law, rule or regulation applicable to Federated or any of its Subsidiaries, or (iii) except as set forth on Schedule 4.3(c), any note, bond, mortgage, indenture, deed of trust, Permit, lease, agreement or other instrument to which Federated or any of its Subsidiaries is now a party or by which Federated or any of its Subsidiaries or any of their respective properties or assets may be bound or subject, which, in the aggregate, would have a Federated Material Adverse Effect or materially and adversely affect the ability of Federated to consummate the transactions contemplated hereby.

                    4.4  SEC Reports; Financial Statements.

                    (a) Federated has delivered to RHM (i) its Annual Report on Form 10-K for the fiscal year ended January 29, 1994 and (ii) its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1994, each in the form (including exhibits) filed with the SEC (collectively, the "Federated SEC Reports"). Each Federated SEC Report has been prepared and filed in accordance with all applicable rules and regulations of the SEC and at the time of its filing was in compliance with such rules and regulations in all material respects. As of their respective dates, the Federated SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Federated (and the related notes and schedules) included in the Federated SEC Reports presents fairly, in all material respects, the consolidated financial position of Federated and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the respective periods set forth therein, in accordance with GAAP consistently applied during the period involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to the omission of certain notes not ordinarily accompanying such unaudited interim financial statements and to normal year-end adjustments and any other adjustments described therein.

                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER

                    5.1 Interim Operations Committee. Upon the execution and delivery of this Agreement, the parties shall establish a committee (the "Interim Operations Committee") for the purpose of being notified of, consulting with respect to or approving, as and to the extent provided in Section 5.2(b), certain actions by RHM and its Subsidiaries after the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with ARTICLE VIII. The members of the Interim Operations Committee shall be Myron E. Ullman, III (or such other natural Person as may hereafter be designated to replace Mr. Ullman (or his successor) from time to time by RHM's Board of Directors), Allen Questrom and James Zimmerman (or such other natural Person as may hereafter be designated to replace Mr. Questrom or Mr. Zimmerman (or their successors) from time to time by Federated's Board of Directors).

                    5.2  Conduct of Business by RHM.

                    (a) Except as required by law or as contemplated by this Agreement or the Plan, after the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with ARTICLE VIII, RHM shall, and shall cause its Subsidiaries to:

                    (i) conduct its business in the ordinary course consistent with past practice, subject to any obligations as a debtor and debtor-in-possession under the Bankruptcy Code;

                   (ii) use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its key employees and maintain its existing relationships with suppliers, distributors and customers, except as a result of the rejection of executory contracts and unexpired leases in connection with the Reorganization Case, subject to Section 5.2(b)(iii)(L);

                  (iii) use its reasonable efforts to maintain in effect its existing (or comparable replacement) property damage, liability and other insurance; and

                   (iv) use its reasonable efforts to maintain in effect its existing Permits.

                    (b) Without limiting the generality of Section 5.2(a), except as required by law or as contemplated by this Agreement or the Plan, after the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with
          ARTICLE VIII, neither RHM nor any of its Subsidiaries shall:

                    (i) without providing at least two Business Days' prior written notice thereof to the Interim Operations Committee, which notice shall describe the actions to be taken in reasonable detail, take (or cause to be taken) any of the actions set forth on Schedule 5.2(b)(i);

                   (ii) without providing prior written notice thereof to the Interim Operations Committee, which notice shall describe the actions proposed to be taken in reasonable detail, and providing the Interim Operations Committee with a reasonable opportunity (in view of the facts and circumstances relating to the proposed actions at such time) to consult with RHM with respect to the advisability of such proposed actions, take (or cause to be taken) any of the actions set forth on Schedule 5.2(b)(ii); provided, however,
                                                         --------  -------
               that RHM shall not be deemed to be in breach of its obligations under this Section 5.2(b)(ii) if it shall have provided the notice contemplated by this Section not less than seven days (or such shorter period as the facts and circumstances dictate) prior to the taking of the proposed action referred to therein and Representatives of RHM are reasonably available to discuss the proposed actions during such seven-day (or shorter) period; or

                  (iii) without receiving the prior written consent of at least two members of the Interim Operations Committee:

                    (A) incur any indebtedness for borrowed money, guaranty or endorse the obligations of any other Person for indebtedness for borrowed money or create any material Lien upon any of its material assets or properties (other than any purchase money Lien), except in the ordinary course of business (including the issuance of letters of credit) and except for indebtedness permitted under the DIP Credit Agreement (as such term is defined in the Plan);

                    (B) purchase or sell any assets (other than any purchase or sale of inventory or any sale of assets held for sale on the date hereof or no longer used in its business) or make any capital expenditures (including the entry into capitalized leases), in any individual transaction or series of related transactions involving more than $5 million that were not previously disclosed in RHM's capital budgets for fall 1994 and spring 1995, respectively, copies of which heretofore were delivered by RHM to Federated;

                    (C) enter into any single contract or series of related contracts (other than any contract to purchase inventory or to sell assets held for sale on the date hereof or no longer used in its business or relating to capital expenditures disclosed in RHM's capital budgets for fall 1994 and spring 1995 as aforesaid) involving total annual expenditures by RHM or any of its Subsidiaries, or total annual payments to RHM or its Subsidiaries, in excess of $5 million;

                    (D) amend or propose to amend its Certificate of Incorporation or By-laws;

                    (E) split, combine, subdivide or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or distribution on any shares of its capital stock (other than any dividend or distribution by any Subsidiary to RHM or any other Subsidiary of RHM);

                    (F) issue, sell or grant to any Person, or acquire by redemption or otherwise, any shares of its capital stock, any options, warrants or other rights to acquire any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

                    (G)  merge or consolidate with or into any Person;

                    (H) (a) enter into, adopt, terminate or amend (other than amendments or revisions to comply with applicable law or any of RHM's collective bargaining agreements) any compensation, severance, termination, pension, retirement, employment, severance, collective bargaining or other employee benefit agreement, plan, program or arrangement for the benefit or welfare of, or in respect of, any current or former director, officer or employee or (b) increase in any manner the compensation or benefits of, or in respect of, any current or former director, officer or employee, in each case except as set forth on
                         Schedule 6.8(a)(viii) and except in the ordinary course of business;

                    (I) consent to any agreement or arrangement limiting its conduct of business in any material respect;

                    (J) change any of its accounting practices or procedures so as to materially and adversely affect its reported results of operations;

                    (K) compromise or settle, or submit to the Bankruptcy Court any request for the approval of any compromise or settlement of, (i) any Unsecured Claim (as such term is defined in the Plan) for which the postsettlement allowed amount exceeds $5 million and for which the postsettlement allowed amount exceeds the scheduled amount by the greater of $500,000 and 10% of such scheduled amount and
                         (ii) any Administrative Claim, any real property tax claim that constitutes an Administrative Claim or a Priority Tax Claim (as such term is defined in the Plan), except for any such real property tax claim for which RHM has already made a written settlement offer to the relevant taxing authority or otherwise has reached an agreement in principle with the relevant taxing authority with respect thereto, or any Priority Claim (as such term is defined in the Plan), in each case for which the postsettlement allowed amount exceeds $2.5 million; provided, however, that if the Interim
                                  --------  -------
                         Operations Committee fails to respond to RHM's written request for approval under this clause (K) within ten days thereof, such failure shall constitute its approval thereof;

                    (L) assume or reject any executory contract which involves total annual expenditures by RHM or any Other Debtor, or total annual payments to RHM or any Other Debtor, of more than $5 million (other than any unexpired lease to occupy space used in its business), or assume or reject any unexpired lease to occupy space used in its business on the date hereof; provided, however, that if the
                                      --------  -------
                         Interim Operations Committee fails to respond to RHM's written request for approval under this clause (L) within ten days thereof, such failure shall constitute its approval thereof; or

                    (M) enter into any legally binding agreement or arrangement to do any of the foregoing.

                    5.3  Conduct of Business by Federated.

                    (a) Except as required by law, as contemplated by this Agreement or the Plan or as set forth on Schedule 5.3(a), after the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with ARTICLE VIII, Federated shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice.

                    (b) Without limiting the generality of Section 5.3(a), except as required by law or as contemplated by this Agreement or the Plan, after the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with
          ARTICLE VIII, neither Federated nor any of its Subsidiaries shall, without the prior written consent of RHM:

                    (i) split, combine, subdivide or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or distribution on any shares of its capital stock; or

                   (ii) issue, sell or grant to any Person, or acquire by redemption or otherwise, any shares of its capital stock, any options, warrants or other rights to acquire any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, except as set forth on Schedule 5.3(b)(ii) hereto.

                                      ARTICLE VI

                                      COVENANTS

                    6.1  Access to Information.  Subject to any
          confidentiality agreements between the parties or to which the parties may be subject in connection with the Reorganization Case (the "Confidentiality Agreements"), from and after the date hereof and until the Effective Time, each party shall afford the other party and its Representatives, upon reasonable notice and during normal business hours, full access to the facilities, properties, books, contracts, commitments, records, managerial employees, counsel and auditors of such party and its Subsidiaries, and shall make available to the other party (i) a copy of each report, schedule and other document filed or received by it or its Subsidiaries pursuant to the requirements of Federal or state securities laws or filed with the SEC or any Governmental Authority in connection with this Agreement, the Plan or the transactions contemplated hereby or thereby and (ii) any other information concerning the business, property and personnel of such party and its Subsidiaries as the other party may reasonably request; provided that no investigation pursuant
                                  --------
          to this Section 6.1 shall affect any representation, warranty or covenant contained in this Agreement or any condition to the obligations of the parties hereto. Notwithstanding the foregoing, neither party shall be required to disclose or otherwise provide access to the other party and its Representatives to any information which would, or could reasonably be expected to, harm the business or prospects of the disclosing party and its Subsidiaries, and any such information disclosed by a party shall not be used by the other party to the disclosing party's detriment.

                    6.2  Consents and Approvals.

                    (a) Each of Federated and RHM shall cooperate with and assist each other and promptly (i) prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, and (iii) use its reasonable efforts to obtain all necessary licenses, franchises, permits, consents, approvals and authoriza-tions of all Governmental Authorities and all other parties necessary to consummate the Merger and the other transactions contemplated hereby or required by the terms of any note, bond, mortgage, indenture, deed of trust, Permit, concession, contract, lease or other material instrument to which it or any of its respective Subsidiaries is a party or by which it is bound and to otherwise satisfy its conditions to its obligations to close as set forth in Article VII. In the case of Antitrust Authorizations, Federated's reasonable efforts shall be deemed to include divesting or otherwise holding separate, or taking such other action (or otherwise agreeing to do any thereof) with respect to its, any of its Subsidiaries' or any of the Surviving Corporation's assets and properties necessary to obtain such Antitrust Authorizations (in addition to any dispositions contemplated by that certain written presentation dated July 1, 1994 furnished by Federated to RHM's Board of Directors), except to the extent that such actions (other than dispositions referred to in such written presentation) would, in the aggregate, have a material adverse affect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole.

                    (b) Without limiting the generality of Section 6.2(a) but subject to the limitations therein, not later than 15 days after the date the Plan is filed with the Bankruptcy Court (or such later date as the parties may mutually agree in writing), each of Federated and RHM shall file or cause to be filed with the Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each party shall consult with the other as to the appropriate time of filing such notifications and shall use its reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies.

                    (c) Federated shall pay all notice, application and filing fees associated with obtaining any Antitrust
          Authorizations.

                    (d) With respect to the matters referred to in Sections 6.2(a) and (b), RHM shall have the right to review and approve in advance all characterizations of the information relating to RHM; Federated shall have the right to review and approve in advance all characterizations of the information relating to Federated; and each of RHM and Federated shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any filing made in connection with the transactions contemplated hereby, and in each case including, but not limited to, characterizations with respect to such party's business, assets, properties, condition (financial or other), projections, litigation or results of operations, or relating to the transactions contemplated by this Agreement; provided, however, that any such approval shall not be
                     --------  -------
          unreasonably withheld or delayed by Federated or RHM, as the case may be. The parties agree that they shall keep each other fully informed about any developments relating to obtaining all necessary licenses, franchises, permits, consents, approvals and authorizations of all third parties and Governmental Authorities in connection herewith and shall supply each other with copies of all correspondence or other written communications received by them from any such authorities or third parties. In addition, each party shall be entitled to participate in any and all substantive discussions with the FTC and DOJ with respect to any notification or filing by either party under the HSR Act, and in any and all substantive discussions with any other Governmental Authorities in connection with the matters referred to in this Section 6.2.

                    6.3 Notification of Certain Additional Matters. From the date hereof until the Effective Time, each party shall give the other party prompt notice of (i) any actual notice of, or communication with respect to, the occurrence of a default (other than any default relating to the commencement or continuation of the Reorganization Case) or event which, with notice or lapse of time or both, would become a default, under any note, bond, mortgage, indenture, deed of trust, Permit, concession, contract, lease or other material instrument, which, in the aggregate, would, in the case of RHM, have an RHM Material Adverse Effect and, in the case of Federated, have a Federated Material Adverse Effect, (ii) any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (iii) any material adverse change or development in the business or financial condition of such party.

                    6.4  Bankruptcy Court Approvals.

                    (a) Each of Federated and RHM shall use its reasonable efforts and shall assist and cooperate with each other to (i) obtain the approval by the Bankruptcy Court of (A) the motion referred to in Section 6.4(b), (B) the matters referred to in
          Section 8.1(c) and (C) the Disclosure Statement, (ii) obtain the Confirmation Order and (iii) obtain from the Bankruptcy Court such other relief as may be necessary or appropriate in connection with this Agreement, the Plan and the consummation of the transactions contemplated hereby and thereby. RHM and Federated shall consult with and seek the advice of one another regarding joint pleadings or positions either of them might take with the Bankruptcy Court in connection with the approval of the Disclosure Statement and Plan and consummation of the trans-actions contemplated by the Plan. Except as either RHM or Federated may in good faith determine is otherwise required as a result of fiduciary duties owed to its respective constituencies or, in the case of RHM, as a result of its duties and obligations under the Bankruptcy Code, neither RHM nor Federated shall file any pleading or take other action in the Bankruptcy Court (including in respect of the exclusivity periods under Section 1121 of the Bankruptcy Code, the Disclosure Statement, the solicitation of acceptances or rejections of the Plan and the confirmation of the Plan) with respect to this Agreement or the Plan or the consummation of the transactions contemplated hereby or thereby as the other, in the reasonable exercise of its judgment, shall not approve.

                    (b) Without limiting the generality of Section 6.4(a), no later than August 31, 1994, the parties jointly shall file a motion in the Bankruptcy Court, in form and substance satisfactory to the parties, seeking an order appointing the members of Federated's Board of Directors, Federated's principal executive officer, Federated's principal financial officer and Federated's principal accounting officer to replace and be substituted for the members of RHM's Board of Directors, RHM's principal executive officer, RHM's principal financial officer and RHM's principal accounting officer, respectively (such Federated personnel in such capacities being referred to as, the "Appointed Representatives of RHM"), solely for all purposes and in all respects relating to the Registration Statement, including the execution and filing thereof, the information contained therein and the taking of any other action necessary or advisable in connection therewith and with the offering and sale of securities pursuant thereto, to the effect (i) that the Appointed Representatives of RHM shall be responsible therefor as if and to the extent that they held their respective appointed positions with RHM at all times and for all purposes and (ii) that the persons holding such positions with RHM (other than the RHM Director Designees) shall not have any personal responsibility therefor. In the event that (A) the Bankruptcy Court order referred to in the immediately preceding sentence is not entered by October 15, 1994, (B) such order is entered but is subsequently vacated or modified in any material respect, (C) the SEC does not accept the filing of the Registration Statement executed by the Appointed Representatives of RHM, (D) the SEC in its written comments on or other communications with respect to the Registration Statement challenges or questions the validity of the appointment of the Appointed Representatives of RHM for the purposes set forth in the immediately preceding sentence (including clauses (i) and (ii) thereof), which challenge or question is not resolved to the reasonable satisfaction of RHM within ten Business Days after it is made, or the SEC requires the inclusion of a statement in the Registration Statement questioning the validity of such appointment for such purposes, or the SEC requires that the members of RHM's Board of Directors (other than the RHM Director Designees) and RHM's principal executive officer, RHM's principal financial officer and RHM's principal accounting officer be named in the Registration Statement as such, or (E) the opinion delivered in the form of Exhibit E hereto rendered by Federated's independent counsel, Jones, Day, Reavis & Pogue, to RHM's Board of Directors with respect to the foregoing and to the effect that RHM's directors (other than the RHM Director Designees) and officers holding the same positions with RHM as those Appointed Representatives of RHM who execute the Registration Statement should not be deemed to be directors, controlling persons or officers signing the Registration Statement for purposes of certain potential liabilities under the Federal securities laws, shall have been withdrawn or modified in any material respect, then the parties promptly shall modify this Agreement, the Plan and the Disclosure Statement (and take all such other actions as shall be necessary or appropriate in connection therewith) to the extent necessary, in each case, to change the form of the Merger to provide that RHM shall be merged with Federated (in which case, Federated shall be the surviving corporation) or, at Federated's option, (x) to provide that RHM shall be merged with a wholly-owned subsidiary of Federated or (y) to provide that Federated shall acquire the capital stock of RHM, and that, in any case, holders of claims against and interests in RHM and the Other Debtors shall receive shares of Federated Common Stock and other securities of Federated (as opposed to securities of RHM) pursuant to any such merger or acquisition, without any further action of the respective Boards of Directors of RHM and Federated or of Federated's stockholders except as required by law.

                    6.5 Registration Statement, Proxy Statement and Other Securities Law Filings; Disclosure Statement.

                    (a) Each of RHM and Federated shall cooperate with and assist each other in preparing and filing with the SEC as soon as practicable after the date hereof (i) a registration statement of RHM on Form S-4 under the Securities Act (together with any amendment or supplement thereto, the "Registration Statement") to register the shares of Surviving Corporation Common Stock to be issued in connection with the Merger and (ii) a proxy statement and related proxy materials (collectively, and, together with any amendments or supplements thereto, the "Proxy Statement") of Federated under the Exchange Act to be used in soliciting proxies of Federated's stockholders with respect to this Agreement and the Merger. Subject to the fiduciary duties of Federated's Board of Directors, the Proxy Statement shall contain a recommendation of the Board of Directors of Federated that stockholders of Federated vote to adopt this Agreement (and Federated shall solicit such vote) and shall specify that a vote to adopt this Agreement shall also constitute a vote to approve the matters referred to in Section 6.4(b), including, but not limited to, approval of any change to the form of the Merger as provided therein. Each party shall use its reasonable efforts to have the Registration Statement declared effective, and to have the Proxy Statement cleared, by the SEC, and to cause a final prospectus for the shares of Surviving Corporation Common Stock and a definitive Proxy Statement to be mailed to the stockholders of Federated as soon as practicable thereafter. Each party represents and warrants to the other party that the information supplied in writing by such party specifically for inclusion in
          (i) the Registration Statement, when declared effective by the SEC and at the Effective Time, (ii) the Proxy Statement, at the time first mailed, the time of the Special Meeting and at the Effective Time, and (iii) any other Securities Law Filings in connection with the transactions contemplated hereby and by the Plan, including any amendments or supplements thereto, at the respective times such filings are made, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than any "forward-looking statement" contained in any of the foregoing, which, at all relevant times, will comply in all material respects with Rule 175 under the Securities Act). Each of RHM and Federated shall promptly notify the other if at any time before the Closing Date it becomes aware that the Registration Statement, Proxy Statement or any other Securities Law Filing contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate with and assist each other in preparing a supplement or amendment to the applicable Securities Law Filing correcting such misstatement or omission, and shall cause the same to be filed with the SEC and any other applicable Governmental Authority and distributed to the stockholders of Federated, as applicable. Each party shall notify the other party promptly of the receipt of any comments from the SEC or its staff, and of any request by the SEC or its staff for amendments or supplements to any Securities Law Filing contemplated by this Section 6.5, and shall supply the other party with copies of all correspondence between them or any of their Representatives and the SEC and its staff, promptly after receipt thereof. Any draft or final Registration Statement, preliminary or final prospectus, preliminary or definitive Proxy Statement and any other Securities Law Filing contemplated by this Section 6.5, and any amendments or supplements thereto, shall be filed only with the mutual consent of the parties, which consent shall not be unreasonably withheld or delayed. Federated shall pay (i) the registration fee and all printing costs and expenses relating to the registration of the shares of Surviving Corporation Common Stock to be issued in connection with the Merger, (ii) all fees, costs and expenses of the preparation, filing and clearance of the Proxy Statement, including Federated's attorneys' and advisors' fees and all other costs and expenses relating to the solicitation of proxies and the Special Meeting, and (iii) all fees, costs and expenses of any other Securities Law Filings made by Federated.

                    (b) Each of Federated and RHM shall from time to time furnish to the other all such information required to be disclosed in the Disclosure Statement. The Disclosure Statement shall contain a recommendation of the Board of Directors of RHM that holders of claims against or interests in RHM or the Other Debtors entitled to vote on the Plan vote to accept the Plan, subject to RHM's right to withdraw such recommendation upon its acceptance of a Competing Offer that is a Better Offer, terminate this Agreement and withdraw the Plan and Disclosure Statement as contemplated by Section 6.10(c). Each of Federated and RHM shall promptly notify the other if at any time before the Effective Date of the Plan it becomes aware that the Disclosure Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall prepare a supplement or amendment to the Disclosure Statement which corrects such misstatement or omission and shall cause the same to be filed with the Bankruptcy Court and distributed to holders of claims against and interests in RHM and the Other Debtors entitled to vote on the Plan. The information supplied by RHM or Federated specifically for inclusion in the Disclosure Statement, at the date such information is supplied or included and at the time of mailing and the vote on the Plan, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than any "forward-looking statement" contained therein, which, at all relevant times, will comply in all material respects with Rule 175 under the Securities Act). All costs and expenses of printing and mailing the Disclosure Statement and all other costs and expenses relating to the solicitation of votes in respect of the Plan shall be borne half by Federated and half by RHM.

                    6.6 Stockholders' Meeting. As soon as practicable after the date hereof, Federated shall set a record date and, upon clearance by the SEC of the Proxy Statement as referred to in Section 6.5, forward a notice (together with the Proxy Statement) of a special meeting of stockholders for the purpose of voting on this Agreement and upon any other matters necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan (the "Special Meeting"). The date of the Special Meeting shall be as soon as practicable following the clearance by the SEC of the Proxy Statement.

                    6.7 NYSE Listing; NASDAQ Quotation. The parties shall cooperate with and assist each other in causing authorization for listing on the NYSE upon official notice of issuance or listing for quotation through NASDAQ of the shares of Surviving Corporation Common Stock (and associated Surviving Corporation Share Purchase Rights, if issuable as contemplated by Section 2.7) issuable pursuant to the Merger or the Plan or upon the exercise of any securities of the Surviving Corporation issuable pursuant to the Plan, including the warrants contemplated by the Plan. Federated shall pay the NYSE listing application fee or NASDAQ listing application fee, as the case may be, and all costs and expenses related thereto.

                    6.8  RHM Employees and Employee Benefits.

                    (a) Notwithstanding anything to the contrary contained herein, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation, subject to the following provisions of this Section 6.8 for the express benefit of individuals who are employees of RHM or of any of its Subsidiaries immediately prior to the Effective Time ("RHM Employees") and individuals who ceased to be employees of RHM or of any of its Subsidiaries at any time prior to the Effective Time ("RHM Retirees"), which are in addition to and not in lieu of any other benefits to be provided to RHM Employees pursuant to the Plan, and subject to any collective bargaining agreements that may be binding on the Surviving Corporation or its Subsidiaries and except as required by law:

                    (i) for a period of one year after the Effective Time, the Surviving Corporation shall, or shall cause its Subsidiaries or Affiliates to, provide RHM Employees who are employees thereof with compensation and employee benefit plans, programs, arrangements and other perquisites (in-cluding, but not limited to, "employee benefit plans" within the meaning of section 3(3) of ERISA) ("Employee Benefits") that are, in the aggregate, substantially comparable to the compensation and Employee Benefits provided to such individuals by RHM or its Subsidiaries or Affiliates immedi-ately prior to the Effective Time; provided, however, that
                                                  --------  -------
               nothing to the contrary contained herein, the Surviving Corporation shall not be required to modify the benefit formulas under any RHM pension plan in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of the "Tax Reform Act of 1986," except as set forth in Annex A to
               Schedule 6.8(a)(iv) hereto, which Annex A is reflective of RHM's Spring 1994 business plan heretofore provided by RHM to Federated. After the expiration of such one-year period, the Surviving Corporation shall, or shall cause its Subsidiaries or Affiliates to, provide RHM Employees who are employees thereof with compensation and Employee Benefits that are substantially comparable to the compensation and Employee Benefits provided to similarly situated employees of the Surviving Corporation or its Subsidiaries and Affiliates who are not RHM Employees; provided, however,
                                                     --------  -------
               that for so long as the Surviving Corporation or its Affiliates shall continue the RHM pension plans (qualified and non-qualified), as to be amended in accordance with Annex A to Schedule 6.8(a)(iv), in determining substantially comparable benefits under this clause (i), pension benefits shall be excluded;

                   (ii) with respect to Employee Benefits provided by RHM to RHM Retirees which may be terminated or reduced by the Surviving Corporation after the Effective Time under applicable law as in effect at the time of any proposed termination or reduction ("Modifiable Retiree Benefits"), for a period of one year after the Effective Time, the Surviving Corporation shall, or shall cause its Subsidiaries or Affiliates to, provide RHM Retirees with Employee Benefits that are, with respect to each such benefit, program, arrangement and perquisite, no less favorable than such benefit, program, arrangement and perquisite provided to such RHM Retirees immediately prior to (A) the Effective Time, in the case of RHM Retirees who retired prior to the Effective Time but on or after the Petition Dates, and (B) the Petition Dates, in the case of RHM Retirees who retired prior to the Petition Dates. With respect to Modifiable Retiree Benefits, after the expiration of such one-year period, the Surviving Corporation, to the extent it changes or terminates the Modifiable Retiree Benefits, shall not, and shall cause its Subsidiaries or Affiliates not to, reduce the aggregate Employee Benefits provided to RHM Retirees if, after giving effect to such reduction, such Employee Benefits, in the aggregate, would not be at least substantially comparable to the Employee Benefits provided to similarly situated retirees of the Surviving Corporation or its Subsidiaries and Affiliates who are not RHM Retirees;


                  (iii) with respect to Employee Benefits provided to RHM Retirees that cannot be terminated or reduced by the Surviving Corporation after the Effective Time under applicable law, from and after the Effective Time, the Surviving Corporation shall, or shall cause its Subsidiaries or Affiliates to, provide RHM Retirees with Employee Benefits that are, with respect to each benefit, program, arrangement and perquisite, no less favorable than the Employee Benefits provided to such RHM Retirees immediately prior to (A) the Effective Time, in the case of RHM Retirees who retired prior to the Effective Time but on or after the Petition Dates, and (B) the Petition Dates, in the case of RHM Retirees who retired prior to the Petition Dates;

                   (iv) from and after the Effective Time, the Surviving Corporation shall, or shall cause its Subsidiaries or Affiliates to, continue to make all annuity or annuity-type payments, and pay all supplemental retirement obligations, in each case as described by character and amount on
               Schedule 6.8(a)(iv), to the same extent as RHM and the Other Debtors are required to make or pay immediately prior to the Effective Time to RHM Retirees, or which otherwise are outstanding, subject to the terms and conditions of such annuity or annuity-type obligations, or supplemental retirement obligations, as the case may be, and shall, or shall cause its Subsidiaries or Affiliates to, promptly after the Effective Time, pay to such RHM Retirees entitled thereto all annuity or annuity-type payments or supplemental retirement obligations, in each case as described by character and amount on Schedule 6.8(a)(iv), relating to services rendered prior to the Effective Time;

                    (v) in addition to any other obligations the Surviving Corporation may have to any RHM Retiree pursuant to this
               Section 6.8, for a period of two years after the Effective Time, the Surviving Corporation shall not merge or consolidate the R. H. Macy & Co., Inc. Pension Plan with any other plan, nor at any time shall the Surviving Corporation amend, terminate or otherwise modify such pension plan in any respect that would materially and adversely affect the participants' benefits thereunder, except to the extent necessary to satisfy applicable requirements of ERISA and the Code;

                   (vi) the Surviving Corporation shall, or shall cause its Subsidiaries or Affiliates to, promptly after the Effective Time, pay or otherwise continue to pay, subject to the terms thereof, all valid, unpaid claims of RHM Employees or RHM Retirees described by character and amount on
               Schedule 6.8(a)(vi), the obligations for which arose prior to the Petition Dates, for wages, deferred cash compensation, vacation, severance, expense reimbursement, employee discounts, benefit and similar claims; provided,
                                                               --------
               however, that the foregoing shall not include claims the
               -------
               subject of or relating to pending or threatened litigation, including any administrative proceeding;

                  (vii) the Surviving Corporation shall, or shall cause its Subsidiaries or Affiliates to, credit or cause to be credited with respect to all Employee Benefits any service rendered to RHM and RHM's Subsidiaries and Affiliates by RHM Employees for purposes of eligibility, vesting, benefit accrual and other determinations of benefits, to the same extent as if such service had been rendered to Federated and Federated's Subsidiaries and Affiliates; provided, however,
                                                        --------  -------
               nothing in this clause (vii) shall require the Surviving Corporation to increase the amount of any Employee Benefit treated as having been accrued or as being payable in respect of any period prior to the Effective Time as having so accrued or being so payable at a rate greater than that at which such Employee Benefit would have accrued or become payable by RHM or its Subsidiaries in respect of such service in such period, or to provide duplicate benefits to any RHM Employee for the same period of service; and

                 (viii) the Surviving Corporation shall enter into such agreements or other arrangements at RHM's request necessary or advisable to implement the agreements and matters referred to in Schedule 6.8(a)(viii) hereto, upon the terms and subject to the conditions set forth therein.

                    (b)  Entry of the Bankruptcy Court approvals
          contemplated by Section 8.1(c) shall not be deemed or construed as Bankruptcy Court approval of any modification of "retiree benefits" as such term is defined in section 1114(a) of the Bankruptcy Code.

                    6.9  Directors' and Officers' Indemnification.

                    (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the indemnification rights thereunder of individuals who as of or after July 15, 1986 (the "RHM LBO Effective Date") were directors, officers, employees or agents of RHM.

                    (b) The Surviving Corporation shall (i) maintain in effect for at least six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by RHM (or procure such insurance substantially comparable in scope and coverage to such current policies) covering directors and officers of RHM serving as of or after the RHM LBO Effective Date with respect to claims arising from occurrences prior to the Effective Time to the extent that the cost thereof does not exceed 250% of RHM's most recent annual premiums therefor; provided, however, in the event such cost
                             --------  -------
          would exceed 250% of RHM's most recent annual premiums therefor, the Surviving Corporation shall obtain such coverage of the nature described in this clause (i) as may be obtained through the expenditure of 250% of RHM's most recent annual premiums therefor; and (ii) without limiting its obligation under clause
          (i) above, maintain in effect for at least three years from the Effective Time, policies of directors' and officers' liability insurance covering the individuals who are directors and/or officers of the Surviving Corporation at any time during such period, which policies shall, at all times, contain terms and conditions which are at least equal to the directors' and officers' liability insurance policy provided by Federated to its directors and officers immediately prior to the date of this Agreement.

                    (c) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless each director, officer, employee or agent of RHM or any of its Subsidiaries or Affiliates who served as such as of or after the RHM LBO Effective Date (each an "Indemnified Party" and collectively, the "Indemnified Parties"), against any Liabilities in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time in connection with such person's serving as an officer, director, employee or agent of RHM or any of its Subsidiaries or Affiliates, or arising out of, based upon or otherwise in connection with the transactions contemplated by this Agreement. An Indemnified Party shall not be entitled to indemnification pursuant to this Agreement or any other agreement with the Surviving Corporation for the cost or amount of any Liability for which he has received reimbursement or an indemnification payment from some other source or for which, for any reason, he suffers no Liability. The foregoing indemnity shall not apply with respect to any conduct of an Indemnified Party which is determined by a final and unappealable court order to have constituted intentional misconduct and from which the Indemnified Party derived an improper personal benefit. This indemnification shall include indemnity for the Indemnified Party's own negligence, whether sole or concurrent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be
          --------  -------
          liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict of interest on any significant issue exists between the positions of any two or more Indemnified Parties.

                    (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this
          Section 6.9.

                    6.10 Certain Offers.

                    (a) From and after the date hereof and until the Confirmation Date, RHM and the Other Debtors shall not solicit, initiate or encourage inquiries or proposals concerning the potential sale of all or substantially all of the business, assets, properties or securities (by merger or otherwise) of RHM and the Other Debtors. Notwithstanding the foregoing, RHM may furnish information concerning its business, assets, properties or securities to any other Person, in response to an unsolicited request therefor, or participate in negotiations concerning the potential sale of all or substantially all of the same to any other Person, if counsel to RHM advises RHM's Board of Directors that such action is required for RHM's directors to satisfy their fiduciary duties to RHM and its constituencies under applicable law, including the Bankruptcy Code. RHM shall provide to Federated a written description of the material terms of each written inquiry or written proposal concerning the potential purchase of all or substantially all of RHM's business, assets, properties or securities (by merger or otherwise) that comes to the attention of RHM's senior management and, subject to any confidentiality agreement, copies thereof. Each such written description shall be provided by RHM to Federated promptly (but not later than three Business Days) after receipt by RHM's senior management of the written inquiry or written proposal described therein.

                    (b)  If (i) RHM receives a written bona fide proposal
                                                       ---- ----
          or offer with respect to the potential purchase of all or substantially all of RHM's business, assets, properties or securities (by merger or otherwise) (a "Competing Offer"), (ii) such offer constitutes a Better Offer and (iii) RHM's Board of Directors determines, based on the advice of its counsel, that the fiduciary obligations of the directors require that RHM accept the Competing Offer and terminate this Agreement, then RHM shall deliver to Federated, not less than ten (10) days prior to accepting the Competing Offer or otherwise entering into any agreement or understanding with respect thereto, a written notice (a "Competing Offer Notice") (together with copies of all written materials received by RHM or its Representatives in connection therewith) setting forth (i) the identity of the Person making the Competing Offer and (ii) a description of the material terms and conditions of the Competing Offer, including the value ascribed to any noncash consideration to be provided thereunder.

                    (c) If, during the period of ten (10) days after delivery to Federated of a Competing Offer Notice (the "Match Period"), Federated submits to RHM an offer that, taken as a whole, constitutes a Better Offer in respect of the Competing Offer which is the subject of the Competing Offer Notice (a "Matching Offer"), then RHM shall reject such Competing Offer and Federated and RHM promptly shall modify this Agreement, the Plan and the Disclosure Statement to the extent, in each case, necessary or appropriate to reflect the terms and conditions of the Matching Offer. If Federated disagrees in good faith with RHM's determination that a Competing Offer constitutes a Better Offer, Federated may, within the Match Period, file a motion in the Bankruptcy Court seeking a determination with respect thereto (a "Federated Objection"). If Federated files a Federated Objection, but the Bankruptcy Court determines that the Competing Offer qualifies as a Better Offer, the Match Period with respect to such Competing Offer will be deemed to commence anew on the date of such determination. If Federated submits a Matching Offer and RHM's Board of Directors determines in good faith, after receiving advice from RHM's independent financial advisors, that such Matching Offer does not constitute a Better Offer in respect of the applicable Competing Offer, RHM shall, within ten days after receipt by RHM of such Matching Offer, file a motion in the Bankruptcy Court seeking a determination with respect thereto (a "RHM Objection"). If (i) Federated fails to submit a Matching Offer or file a Federated Objection within the Match Period or (ii) RHM timely files an RHM Objection and the Bankruptcy Court determines that Federated's purported Matching Offer does not constitute a Better Offer in respect of the applicable Competing Offer, then RHM may, within five days after the expiration of the Match Period or, if applicable, the Bankruptcy Court's determination, terminate this Agreement, withdraw the Plan and Disclosure Statement, as applicable, and proceed to consummate the Competing Offer.

                    (d) For purposes of this Agreement, the term "Better Offer" means a bona fide written offer presented to RHM, which:
                         ---- ----

                    (i) with respect to a Competing Offer or a Matching Offer, is accompanied by reasonable evidence of the offeror's financial capacity to consummate the transactions contemplated thereby;

                   (ii) with respect to a Competing Offer, provides for aggregate distributions to the holders of claims against or interests in RHM and the Other Debtors of a value which exceeds the value of the aggregate Plan distributions by at least $100 million and, with respect to a Matching Offer, provides for substantially comparable economic benefits, taken as a whole, to the holders of claims against or interests in RHM and the Other Debtors as under the applicable Competing Offer; and

                  (iii) with respect to a Competing Offer or a Matching Offer, is otherwise on terms and conditions that, taken as a whole, are at least as favorable to the holders of claims against and interests in RHM and the Other Debtors as those contained in the Plan, taken as a whole.

          Any material modification of a Competing Offer will constitute a new offer unless (i) Federated has notified RHM in writing that Federated will not make a Matching Offer or file a Federated Objection, (ii) the terms of the Competing Offer, as modified, are no less favorable to RHM in any respect than those of the Competing Offer prior to such modification and (iii) the Competing Offer, as modified, continues to constitute a Better Offer. If the Competing Offer includes consideration which is not cash, Federated shall be deemed to have matched the noncash portion of such offer if Federated offers cash (or property with a fair market value) equal to the fair market value of the noncash consideration offered by the other Person.

                    6.11 No Hire. From and after the date hereof and until the earlier to occur of (i) the Closing and (ii) the second anniversary of the date of this Agreement, neither party shall, directly or indirectly, hire, solicit or encourage to leave the employment of the other party or any of its Affiliates, any employee of such party or any of its Affiliates employed at the level of Councillor/DMM or administrator or equivalent levels or above (a "Management Employee") on the date hereof, or any individual who becomes a Management Employee after such date; provided, however, that if the Closing shall fail to occur
          --------  -------
          because a party is in material breach of this Agreement, nothing contained herein will restrict the ability of the other party to hire or solicit any employee of such breaching party or any of its Affiliates.

                    6.12 Injunctions. Subject to Section 6.2, each of the parties shall use its reasonable efforts and cooperate with each other to have any injunction, decree or similar order prior to the Effective Time which prevents or prohibits the consummation of the transactions contemplated hereby vacated, discharged or dismissed.

                    6.13 Taxes.

                    (a) Federated shall be responsible for any and all excise, sales, value added, use, registration, stamp, property transfer, gains and similar taxes, levies and charges incurred in connection with the transactions contemplated by this Agreement and the Plan; provided, however, that nothing contained herein
                        --------  -------
          shall require the payment of any tax from which the transaction is otherwise exempt under Section 1146(c) of the Bankruptcy Code.

                    (b) With respect to New York State Real Property Transfer Gains Tax (the "Gains Tax"), RHM shall prepare (or cause to be prepared) all questionnaires with respect to the Gains Tax, if any, required to be filed with respect to any "interests in real property" held by RHM (as defined Article 31B of the New York State Tax Law), which questionnaires shall be in form and substance reasonably satisfactory to Federated, and shall deliver such questionnaires to Federated for the execution thereof. Federated thereafter promptly shall execute and deliver the applicable transferee form to RHM and RHM shall timely file the questionnaires with New York State. Conversely, Federated shall prepare (or cause to be prepared) all questionnaires with respect to the Gains Tax, if any, required to be filed with respect to any "interests in real property" held by Federated, which questionnaires shall be in form and substance reasonably satisfactory to RHM, and shall deliver such questionnaires to RHM for the execution thereof. RHM thereafter promptly shall execute and deliver the applicable transferee form to Federated and Federated shall timely file the questionnaires with New York State. On the Closing Date, Federated shall pay or otherwise provide for the amount of tax, if any, shown due on all tentative assessment(s) received from New York State in respect of the transactions contemplated by this Agreement and by the Plan.

                                     ARTICLE VII

                                      CONDITIONS

                    7.1 Conditions to Obligation of Each Party. Each party's obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver at or prior to the Effective Time of the following conditions:

                    (i) there shall not be pending any injunction, order or decree by any foreign, United States Federal or state court or other Governmental Authority restraining, preventing or prohibiting the consummation of the transactions contemplated hereby or by the Plan;

                   (ii) there shall not be any foreign, United States or state Law promulgated, enacted, entered or enforced by any Governmental Authority that restrains, prevents or prohibits the transactions contemplated hereby or by the Plan;

                  (iii) all Federal, state and local consents and approvals of any Governmental Authority required to be obtained for the consummation of the Merger shall have been obtained and be in effect at the Effective Time, other than
               (A) any such consents and approvals which, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation or materially and adversely affect the consummation of the transactions contemplated hereby, (B) the approval by the Internal Revenue Service of the proposed change to RHM's fiscal year and (C) any Antitrust Authorizations not obtained as a result of Federated's failure to divest, hold separate or take other action (or its failure to agree to do any thereof) with respect to its, its Subsidiaries' or the Surviving Corporation's assets to the extent required by Section 6.2;

                   (iv) all other consents, approvals and authorizations required to be obtained by either party as contemplated by clause (iii) of Section 6.2(a) shall have been obtained and be in effect at the Effective Time, other than any (A) such consents and approvals which, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation or materially and adversely affect the consummation of the transactions contemplated hereby; and
               (B) any consents and approvals of Federated's institutional lenders, in respect of which the sole condition to closing is set forth in Section 7.2(v);

                    (v) Federated Stockholder Approval shall have been obtained;

                   (vi) the Registration Statement shall have been declared effective by the SEC, no stop order suspending its effectiveness shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC;

                  (vii) the shares of Surviving Corporation Common Stock issuable in connection with the Merger (including any such shares required to be reserved for issuance in connection with the Merger) shall have been authorized for listing on the NYSE upon official notice of issuance or accepted for quotation through NASDAQ; and

                 (viii) the Confirmation Order shall have been entered, at least ten days shall have passed since the entry and it shall not be subject to any stay, and all conditions to the Effective Date of the Plan shall have been satisfied or duly waived in accordance with the applicable provisions of the Plan.

                    Notwithstanding the foregoing, each party's obligation to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of a breach by such party of its material obligations under this Agreement, the Plan or the Confirmation Order with respect to the transactions contemplated hereby.

                    7.2 Conditions to Obligation of Federated. The obligation of Federated to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or written waiver (as provided in Section 7.4) at or prior to the Effective Time of the following conditions:

                    (i) RHM shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing;

                   (ii) all representations and warranties made by RHM in this Agreement shall be true and correct in all material respects as of the date made, and on and as of the date of the Closing, with the same force and effect as though made on and as of the such date, except as affected by the transactions contemplated hereby;

                  (iii) Federated shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of RHM dated the date of the Closing to the effect that, to the best of each such officer's knowledge, the conditions set forth in Sections 7.2(i) and 7.2(ii) have been satisfied;

                   (iv) no material adverse change shall have occurred in the per share price of the Federated Common Stock following receipt of Federated Stockholder Approval;

                    (v) all consents and approvals of Federated's institutional lenders to the consummation of the transactions contemplated hereby by Federated shall have been obtained by the later of (A) August 31, 1994 and (B) the fourteenth day following the date hereof; provided that
                                                             --------
               this condition shall be deemed to be waived (without any action by the parties) in the event that Federated does not terminate this Agreement (to the extent permitted pursuant to Article VIII) within 5 Business Days after the later of the dates referred to in clauses (A) and (B) above; and

                   (vi) since the date hereof, no RHM Material Adverse Effect shall have occurred.

                    Notwithstanding the foregoing, Federated's obligation to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by Federated of its material obligations under this Agreement, the Plan or the Confirmation Order with respect to the transactions contemplated hereby.

                    7.3 Conditions to Obligation of RHM. The obligation of RHM to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or written waiver (as provided in Section 7.4) at or prior to the Effective Time of the following conditions:

                    (i) Federated shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing;

                   (ii) all representations and warranties made by Federated in this Agreement shall be true and correct in all material respects as of the date made, and on and as of the date of the Closing, with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby;

                  (iii) RHM shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Federated dated the date of the Closing, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Sections 7.3(i) and 7.3(ii) have been satisfied; and

                   (iv) since the date hereof, no Federated Material Adverse Effect shall have occurred.

                    Notwithstanding the foregoing, RHM's obligation to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by RHM of its material obligations under this Agreement, the Plan or the Confirmation Order with respect to the transactions contemplated hereby.

                    7.4 Waiver of Conditions. Any party, on its own behalf, may waive any of its conditions to the Merger described in this ARTICLE VII and may extend or reduce any time period described in this ARTICLE VII without requiring action or approval of its shareholders. To be effective, a waiver or an extension or reduction of a time period must be in writing, executed on behalf of such party and delivered to the other party, except as otherwise provided in Section 7.2(v).


                                     ARTICLE VIII

                           TERMINATION AND TERMINATION FEES

                    8.1 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, subject to Section 8.2(a), as follows:

                    (a) by mutual written consent of the parties at any time prior to the Effective Time;

                    (b) by either party on February 28, 1995 (or such later date as may be provided in the Plan with respect to the Effective Date of the Plan) (the "Termination Date"), in the event that the Effective Time shall not have occurred on or before such date for any reason;

                    (c) by either party on October 15, 1994 (or such later date as the parties may mutually agree in writing), in the event that the Bankruptcy Court has not ratified or approved RHM's execution and delivery of this Agreement, in the form executed and delivered by the parties, and authorized RHM to take all actions reasonably necessary to consummate the transactions contemplated hereby on or before such date for any reason; or

                    (d) at any time prior to the Effective Time, by either party by written notice to the other party, in the event and promptly following the time that (i) any condition to such party's obligation to consummate the transactions contemplated hereby is reasonably determined by such party to be incapable of being satisfied by the Termination Date (other than any incapacity caused by a breach by such party of any of its material obligations hereunder); provided, however, that, in the
                                           --------  -------
          event any injunction, order or decree referred to in Section 7.1(i) that was entered prior to the Termination Date continues for 60 days without being vacated, discharged or dismissed, this Agreement may be terminated at the close of business on or after such 60th day (even if prior to the Termination Date); (ii) RHM shall have accepted a Competing Offer in accordance with Section 6.10; provided, however, that RHM may so terminate this Agreement
                --------  -------
          only during the five-day period referred to in the last sentence of Section 6.10(c); (iii) the Board of Directors of the other party shall have withdrawn or modified in any manner adverse to the terminating party its approval or recommendation of this Agreement, the Plan or the transactions contemplated hereby or thereby; (iv) the Plan shall have been voted upon and the requisite number and amount of holders of claims in each class of claims provided for in the Plan entitled to vote shall have failed to accept the Plan unless, as to those such classes that have failed to accept the Plan, a cramdown of a plan of reorganization is sought by the parties pursuant to Section 1129(b) of the Bankruptcy Code and the terms of distribution therein to such classes are as provided in Exhibit A hereto; or
          (v) the Bankruptcy Court shall have issued an order denying confirmation of the Plan, the Plan is terminated in accordance with its terms or the Confirmation Order is vacated or reversed by a final and unappealable order of a court of competent jurisdiction.

                    8.2  Certain Effects of Termination.

                    (a) In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and of no further force or effect (other than the payment obligations of any party under Sections 6.2(c), 6.5, 6.7, 8.2(b),
          8.3 and ARTICLE IX, which shall remain in full force and effect) and there shall be no further liability (except for such payment obligations under such sections and article and except for breaches of this Agreement occurring prior to any such termination) on the part of either party.

                    (b)  In the event of any termination of this Agreement
          (i) by either party because (x) all Federal, state and local consents and approvals of any Governmental Authority shall not have been obtained pursuant to Section 7.1(iii) or (y) Federated Stockholder Approval shall not have been obtained pursuant to
          Section 7.1(v); (ii) by Federated because all requisite consents and approvals of its institutional lenders shall not have been obtained pursuant to Section 7.2(v); or (iii) by RHM because Federated is in material breach of this Agreement (provided RHM is not also in material breach of this Agreement), then, in such event, Federated shall cause Federated Noteholding Corporation ("FNC") to vote all claims held by Federated and its Affiliates in the Reorganization Case with and in the same manner as all claims held by The Prudential Insurance Company of America and its Affiliates (collectively, "Prudential") are voted in the Reorganization Case in respect of any plan of reorganization of RHM and the Other Debtors that may be proposed from time to time in connection with the Reorganization Case, provided that all such claims of FNC and Prudential are treated identically therein.

                    8.3  Termination Fee.

                    (a) If this Agreement is terminated because either party refuses to close in breach of this Agreement, then the breaching party shall pay to the non-breaching party (provided that it is not also in material breach of this Agreement), within five Business Days of the effective date of termination, a lump sum cash fee of $80 million. The parties acknowledge that any fee paid or payable under this Section 8.3(a) is commercially reasonable in light of the commitments and obligations of each party to the other hereunder and is necessary to induce the parties to propose jointly the Plan and to consummate the transactions contemplated hereby and thereby, and the payment of any such fee shall be in addition to, and not in lieu of, any other rights or remedies that the parties may have hereunder or as provided by law.

                    (b) If this Agreement is terminated because RHM has accepted a Competing Offer in accordance with Section 6.10, then RHM shall pay to Federated, within five Business Days of the effective date of termination of this Agreement, a lump sum cash fee of $80 million. The parties hereby agree that any such fee paid or payable as aforesaid is in the nature of liquidated damages and is in lieu of any other payments or damages hereunder, unless RHM has accepted a Competing Offer in material breach of its obligations under Section 6.10.

                    (c) If this Agreement is terminated because the Plan shall have been voted upon and the requisite number and amount of holders of claims in each class of claims provided for in the Plan entitled to vote shall have failed to accept the Plan and the Plan is not otherwise confirmable under Section 1129(b) of the Bankruptcy Code and, prior to such termination, (i) the Bankruptcy Court shall have ratified and approved RHM's execution and delivery of this Agreement and authorized RHM to take all actions reasonably necessary to consummate the transactions contemplated hereby and (ii) a Competing Offer shall have been made by a third party which provides for economic benefits, taken as a whole, that are at least as favorable to the holders of claims against or interests in RHM and the Other Debtors as those contained in the Plan, in the event that RHM shall thereafter consummate the transactions contemplated by such Competing Offer or another transaction with the third party that made the Competing Offer which provides for economic benefits, taken as a whole, that are at least as favorable to the holders of claims against or interests in RHM and the Other Debtors as those initially contained in the Competing Offer, RHM shall pay to Federated, within five Business Days of such consummation, a lump sum cash fee of $80 million; provided, however, that no such fee
                                       --------  -------
          shall be paid or payable if, (i) a vote of Federated's stockholders to adopt the Merger Agreement shall have occurred and Federated Stockholder Approval shall not have been obtained or (ii) at the time of the termination of this Agreement as aforesaid, Federated shall have been in material breach of this Agreement, including under Section 6.2(a) or (b). The parties hereby agree that any such fee paid or payable as aforesaid is in the nature of liquidated damages and is in lieu of any other payments or damages hereunder.

                    (d) Any obligation of RHM to pay to Federated a cash fee pursuant to Section 8.3(a), (b) or (c) shall be treated as an allowed administrative expense under Section 507(A)(1) of the Bankruptcy Code. Without limiting the generality of the foregoing, no amount paid or payable hereunder shall affect in any manner any claim that Federated or any of its Affiliates has against RHM or any of the Other Debtors that is reflected in any proof of claim timely filed with the Bankruptcy Court.


                                      ARTICLE IX

                                    MISCELLANEOUS

                    9.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including by courier), by cable, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  If to RHM, to:

                         R. H. Macy & Co., Inc.
                         151 West 34th Street
                         New York, New York  10001
                         Attn:  Herbert M. Hellman, Esq.
                         Tel:  212-494-4454
                         Fax:  212-494-1968

                         with a copy to:

                         Weil, Gotshal & Manges
                         767 Fifth Avenue
                         New York, New York  10153
                         Attn:  Harvey R. Miller, Esq.
                         Tel:  212-310-8000
                         Fax:  212-310-8007

                    (b)  If to Federated, to:

                         Federated Department Stores, Inc.
                         7 West Seventh Street
                         Cincinnati, Ohio  45202
                         Attn:  Chief Financial Officer
                                and General Counsel
                         Tel:  513-579-7000
                         Fax:  513-579-7462

                         with a copy to:

                         Jones, Day, Reavis & Pogue
                         599 Lexington Avenue
                         New York, New York  10022
                         Attn:  Robert A. Profusek, Esq.
                         Tel:  212-326-3800
                         Fax:  212-755-7306

                    9.2  Expenses.  Except as provided in Sections 6.2(c),
          6.5 and 6.7 with respect to Federated, and except as otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses relating to the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

                    9.3 Assignment. Neither this Agreement (including the documents and instruments referred to herein), nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto, including by operation of law, without the prior written consent of the other party. Notwithstanding the foregoing, no consent shall be necessary for Federated to assign this Agreement to any of its Affiliates; provided that
                                                          --------
          such an assignment shall not release Federated from any of its obligations under this Agreement.

                    9.4 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by such party taking such action of compliance by any other party with any representation, warranty, covenant or agreement contained herein. The waiver by or on behalf of any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                    9.5 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, including in Sections 6.8 (and all related Schedules referred to therein), 6.9 and the matters set forth in Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                    9.6 Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the subject matter hereof (other than the Confidentiality Agreements) and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to such subject matter.

                    9.7 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

                    9.8 Retention of Bankruptcy Court Jurisdiction; Governing Law; Waiver of Jury Trial. Without limiting the generality or effect of ARTICLE XI of the Plan and subject to the proviso of the immediately succeeding sentence, the Bankruptcy Court shall retain jurisdiction of the proceedings referred to in the Plan, including for purposes of determining any and all controversies and disputes arising under or in connection with, or for purposes of interpreting the provisions of, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, such jurisdiction shall include any determination as to the fulfillment or non-fulfillment of any condition to consummation of the transactions contemplated hereby set forth in
          ARTICLE VII and any such determination shall be final and binding on the parties and not subject to any appeal, the right to which is hereby waived by the parties; provided, however, that nothing
                                           --------  -------
          contained herein shall limit the rights of the parties to appeal any determination of the Bankruptcy Court relating to the amount of any monetary damages, fees, costs and expenses awarded with respect to any such determination as aforesaid. In addition, any determination by the Bankruptcy Court with respect to a Federated Objection or a Macy Objection as contemplated by Section 6.10 shall be final and binding on the parties and not subject to any appeal, the right to which is hereby waived by the parties.

                    Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                    ANY AND ALL RIGHT TO TRIAL BY JURY IS HEREBY WAIVED AND THERE SHALL BE NO RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                    9.9 Public Announcements. Prior to the Closing, Federated, on the one hand, and RHM, on the other hand, shall cooperate in connection with all actions to publicize, advertise, announce, or disclose to any governmental authority or other third person the execution or terms of this Agreement or the transactions contemplated hereby.

                    9.10 Amendments; Interpretation. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by Federated and RHM. This Agreement may be amended in writing at any time prior to the Effective Time by mutual consent of the parties, without any action or approval by shareholders of such parties; provided that any such amendment
                                        --------
          shall not be materially inconsistent with the terms and conditions contained in this Agreement and the Plan.

                    9.11 Disclosures. Any disclosure by either party hereto pursuant to any specific provision of this Agreement shall be deemed a disclosure for all other purposes of this Agreement.

                    9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                    9.13 Specific Performance. The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy and, agree that, in addition to other remedies, the non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of a remedy of money damages.

                    9.14 Plan Termination, Etc. If, prior to the Effective Date of the Plan, the Plan is terminated in accordance with its terms or if the Confirmation Order is vacated or reversed by a final unappealable order of a court of competent jurisdiction, this Agreement shall become void, and there shall be no further liability on the part of any party hereto or their respective officers and directors to any other party hereunder; provided
                                                               --------
          that this Section 9.14 shall not be deemed to prejudice the rights of the parties hereto with respect to the other party's payment obligations under Sections 6.2(c), 6.5, 6.7, 8.3 and this
          ARTICLE IX, respectively, and with respect to any breach of the other party occurring prior to such termination.

                    9.15 Further Assurances. Each party shall execute such documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, but not limited to, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing.

                    9.16 Severability. If any term, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, such provision shall thereupon become ineffective, but only to the most limited extent possible and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                    IN WITNESS WHEREOF, RHM and Federated have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                        R. H. MACY & CO., INC.


                                        By:___________________________
                                           Name:
                                           Title:


                                        FEDERATED DEPARTMENT STORES,
                                          INC.


                                        By:___________________________
                                           Name:
                                           Title:

                                                      SCHEDULE 6.8(a)(viii)
                                                      ---------------------





                             CERTAIN RHM EMPLOYEE MATTERS
                             ----------------------------


                    (a) With respect to the so-called "Type A" and "Type B" Executive Agreements (a list of which, by name, title and base salary, has been provided by RHM to Federated as of the date of this Agreement) between RHM and RHM executives, in the event that any executive party thereto is not offered a new contract by Federated within 45 days after the execution and delivery of this Agreement, which contract shall provide for a term of at least three years, shall provide for a restriction on relocation of place of work outside a 25-mile radius of current workplace, and shall provide for substantially the same title (determined with reference to the "title equivalency chart" attached hereto as Annex A), functions and level of responsibilities, benefits and perquisites, and the same compensation and, as to individuals who report to Operating Division Principals (as such term is defined in Annex A), reporting relationship (as to position and as to the person to whom they reported immediately prior to the Effective
          Time) with the Surviving Corporation, such executive shall have the right, exercisable from and after the Effective Time and until the six-month anniversary thereof, to terminate his or her employment upon at least 30 days' prior written notice to the Surviving Corporation. In the event of any such termination by any such executive or if any such executive's employment is terminated by the Surviving Corporation other than for "cause" (as defined in the applicable Type A or Type B Executive Agreement), the Surviving Corporation shall pay to such executive at termination his or her Base Salary and bonus, and the executive shall be entitled to receive his or her benefits and perquisites, as provided in his or her agreement for "Termination By The Company For Any Other Reason", subject to the following:

                    (i) The 3-year Executive Agreement shall be deemed to have recommenced as of the termination date;

                   (ii) The Bonus Amount, payable upon termination, shall be equal to three (3) times the product of (x) twenty five (25%) percent and (y) the Executive's annual Base Salary at the time of termination;

                  (iii) The benefits and perquisites shall be, in the aggregate, substantially comparable to the benefits and perquisites payable immediately prior to the termination date, and shall be payable, without modification, for the 3-year period from and after the termination date; and

                   (iv) The Executive shall not be subject to any noncompetition obligation.

                    (b) With respect to the so-called "Type-B" Executive Agreements to which RHM is a party, prior to the Effective Time RHM may, and after the Effective Time the Surviving Corporation shall, amend such agreements or take other action so as to ensure that an executive party thereto may not be required to relocate his/her place of work to a geographic area outside of a 25-mile radius of the geographic area of his/her current place of work in order to maintain his/her rights thereunder.

                    (c) The parties agree that RHM may enter into such severance, termination or retention agreements or arrangements ("Program Agreements") with any RHM "Corporate Office" employee, including those with current employment agreements, as RHM in its discretion shall deem appropriate and as otherwise previously contemplated (which Program Agreements shall include provisions, with respect to each such RHM Corporate Office employee covered by "Type A" and "Type B" Executive Agreements, no less favorable than those described in clauses (i), (ii), (iii) and (iv) of paragraph (a) above); provided that the total cumulative amount
                                --------
          of all payments under Program Agreements, together with all severance or retention payments contemplated by this Schedule to all Corporate Office employees shall not exceed $32 million in cash

                                                      SCHEDULE 6.8(a)(viii)
                                                      ---------------------




          distributions and healthcare benefit accruals; provided further,
                                                         -------- -------
          that such amount shall exclude any retention payments contemplated by this Schedule for the period after February 28, 1995 which are required due to the mutual extension of the Effective Time beyond February 28, 1995, and any payments as may be due to the Chairman/CEO and President/COO pursuant to their respective employment agreements. Any rights of an RHM Corporate Office employee under a Program Agreement entered into with RHM under this paragraph (c) shall be independent of any rights such employee otherwise may have under any other paragraph of this Schedule.

                    (d) From and after the date hereof until the Effective Time or earlier termination of this Agreement in accordance with
          ARTICLE VIII, RHM shall be entitled to enter into appropriate employment agreements of up to one year and retention agreements with, and provide severance in accordance with the "Special Severance Policy Guidelines" attached as Annex B hereto (or in accordance with any one-year employment agreement that may have been entered into, if greater) to, RHM Corporate Office Employees whose employment is not covered by a Type A or Type B Executive Agreement or any Program Agreement.

                    (e) RHM, in its sole discretion, may pay bonuses to certain key executives commensurate with their individual contributions during fiscal 1994 and fiscal 1995 for the portion thereof up until the Effective Date of the Plan, whether in the form of a cash payment or forgiveness of indebtedness, not to exceed $9 million in the aggregate (inclusive of any related tax gross-ups or similar payments). Nothing contained in the foregoing sentence shall be construed to prevent or prohibit RHM from paying regular bonuses to its executives in accordance with the terms of any plan of RHM as in effect on the date hereof with respect to fiscal 1994 and fiscal 1995 for the portion thereof up until the Effective Date of the Plan.

                    (f) With respect to any RHM Employee whose employment is not covered by a Type A or Type B Executive Agreement or by a Program Agreement and whose employment is terminated in connection with the Merger or is otherwise offered a position with the Surviving Corporation that is not substantially comparable to such employee's position with RHM immediately prior to the Effective Time (or requires relocation of his/her place of work to a geographic area outside of a 25-mile radius of the geographic area of his/her current place of work), which position is not accepted by such employee, the Surviving Corporation shall pay to such RHM Employee the severance set forth in Annex B.

                    (g) Without modifying the specific benefits provided or to be provided to any RHM Employee pursuant to this Schedule, for purposes of any employment agreement between RHM and any of its employees in effect on the date of this Agreement, including any employment agreement with RHM's Chairman/CEO and President/COO, the parties acknowledge and agree that the Merger constitutes a "Change in Control."

                    (h) RHM shall amend the employment agreement of RHM's President/COO to provide that, notwithstanding anything to the contrary contained therein, in the event of any termination of his employment for any reason (or for no reason) by the President/COO or the Surviving Corporation at the time of or after the Merger or, at such earlier time as RHM, in its sole discretion, may determine, RHM shall (i) make a lump sum payment to its President/COO of $14 million in cash, less the aggregate amount of salary and bonus payments (other than the $2.0 million "signing bonus"), if any, paid since the commencement of his employment on July 1, 1994, and less any applicable withholding taxes (other than any withholding taxes on the signing bonus),
          (ii) continue his participation, on the same basis as other executive Board members, in RHM's or the Surviving Corporation's senior executive medical program for a period of 12 months following such termination of employment or, if earlier, until such date as he commences other full-time employment, and (iii) be deemed to have irrevocably waived the non-competition provisions of his agreement, which shall terminate and thereafter

                                                      SCHEDULE 6.8(a)(viii)
                                                      ---------------------




          be of no force and effect. In the event that the Merger Agreement is terminated for any reason prior to the Merger, such amendment shall be null and void and of no force and effect.

                    (i) RHM shall amend the employment agreement of RHM's Chairman/CEO to provide that, notwithstanding anything to the contrary contained therein, at the Effective Time, RHM's Chairman/CEO shall (x) be entitled to receive, in lieu of stock options (or any other equity rights) or any cash payment in lieu of such stock options (or any other equity rights) as provided in such agreement, a lump sum cash performance bonus payment of $8.4 million, (y) have the right to terminate his employment for any reason or for no reason at any time from and after the Effective Time until the first anniversary thereof (and the parties agree that any such termination shall constitute a termination for "Good Reason" after a "Change in Control" under such employment agreement) and thereupon be entitled to receive the compensation and benefits payable as provided in his employment agreement in such event, and (z) not be subject to the non-competition provisions of such agreement, which shall terminate and thereafter be of no force and effect. In the event that the Merger Agreement is terminated for any reason prior to the Merger, such amendment shall be null and void and of no force and effect. Such employment agreement shall also be amended to reflect that Mr. Ullman's minimum annual incentive bonus for fiscal 1995 and subsequent fiscal years shall be $625,000.

                    (j) RHM may effect changes in its qualified and non-qualified pension plans as contemplated in Annex A to Schedule 6.8(a)(iv).